Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2018 Results

Continued strength in core profitability and loan originations highlight quarter

GRAND RAPIDS, Mich., April 17, 2018 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $10.9 million, or $0.66 per diluted share, for the first quarter of 2018, compared with net income of $7.6 million, or $0.46 per diluted share, for the respective prior-year period. The successful collection of certain problem commercial loan relationships during the first quarter of 2018 increased reported net income by approximately $1.7 million, or $0.10 per diluted share, while a bank owned life insurance claim during the first quarter of 2017 increased reported net income by approximately $1.1 million, or $0.06 per diluted share; excluding the impacts of these transactions, diluted earnings per share increased $0.16, or 40.0 percent, during the current-year first quarter compared to the prior-year first quarter.

Net income during the first three months of 2018 also benefited from a reduction in the corporate federal income tax rate, which was lowered from 35 percent to 21 percent on January 1, 2018 as a result of the enactment of the Tax Cuts and Jobs Act. Mercantile’s effective tax rate during the first quarter of 2018 was 19.0 percent, down from 30.7 percent during the prior-year first quarter.

“We are very pleased with our first quarter 2018 financial results, which reflect the continued success of various strategic initiatives,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong financial performance reflects a robust net interest margin, controlled overhead costs, and sound asset quality. In light of our current loan pipelines and healthy financial position, we are confident that the strong operating performance achieved during the first three months of the year will continue during future periods.”

First quarter highlights include:

●	Strong earnings performance and capital position
●	Robust net interest margin
●	Controlled overhead costs
●	Sound asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	New commercial term loan originations of approximately $111 million
●	Continued strength in commercial and residential loan pipelines
●	Increased cash dividend

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $34.6 million during the first quarter of 2018, up $3.2 million, or 10.3 percent, from the prior-year first quarter. Net interest income during the first quarter of 2018 was $30.2 million, up $4.7 million, or 18.4 percent, from the first quarter of 2017, reflecting an increased net interest margin and a higher level of earning assets.

The net interest margin was 4.06 percent in the first quarter of 2018, up from 3.73 percent in the prior-year first quarter. The increase primarily resulted from a higher yield on commercial loans, mainly reflecting the positive impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in March, June, and December of 2017 and March of 2018, and successful collection efforts. The collection of interest on certain nonperforming commercial loans that paid in full positively impacted the yield on earning assets during the first quarter of 2018 by approximately 29 basis points, while a higher-than-desired level of interest-earning deposits negatively impacted the yield by approximately 8 basis points. Excluding the impacts of these factors, the net interest margin equaled approximately 3.85 percent during the first quarter of 2018. The cost of funds equaled 0.64 percent during the first quarter of 2018, up from 0.47 percent during the respective 2017 period, mainly due to increased costs of certain money market deposit accounts, time deposits, and borrowed funds.

Net interest income and the net interest margin during the first quarter of 2018 and the prior-year first quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $2.3 million and $0.8 million were recorded during the first quarters of 2018 and 2017, respectively. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year first quarter and prior-year first quarter. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded no provision expense during the first quarter of 2018, compared to a provision expense of $0.6 million during the respective 2017 period. No provision expense was made during the current-year first quarter in light of net loan recoveries being recorded and the lack of net loan growth. The provision expense recorded during the prior-year first quarter primarily reflected ongoing net loan growth.

Noninterest income during the first quarter of 2018 was $4.4 million, compared to $5.9 million during the prior-year first quarter. Noninterest income during the first quarter of 2017 included a bank owned life insurance claim of $1.4 million. Excluding the impact of this transaction, noninterest income declined $0.1 million during the current-year first quarter compared to the respective 2017 period. The decline in noninterest income primarily reflected a lower level of mortgage banking activity income, which more than offset increased credit and debit card income, service charges on accounts, and payroll processing fees. Mortgage banking activity income during the first three months of 2018 was negatively impacted by a shortage of housing inventory in Mercantile’s markets, most notably in West Michigan, and rising residential mortgage loan interest rates.

Noninterest expense totaled $21.1 million during the first quarter of 2018, up $1.4 million, or 6.9 percent, from the prior-year first quarter. The higher level of expense primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases, the hiring of additional staff, a larger bonus accrual, and higher stock-based compensation expense. Increased occupancy costs, mainly stemming from expansion initiatives and higher maintenance expenses, also contributed to the increased level of noninterest expense.

Mr. Kaminski continued, “Our core net interest margin remained strong during the first quarter of 2018, reflecting our ongoing focus on margin maintenance through prudent loan pricing and underwriting. Successful collection efforts regarding certain problem commercial loan relationships positively impacted our first quarter net interest margin by approximately 29 basis points, while an elevated level of interest-earning deposit balances negatively impacted our first quarter margin by about 8 basis points, indicating a core margin of 3.85 percent. Our net interest income benefited from the Federal Open Market Committee’s three rate hikes during 2017 and the rate hike in March 2018, and based on our current balance sheet structure, we believe any additional rate increases will further enhance our net interest income. Mortgage banking activity income during the first quarter was hampered by the low level of housing inventory in our markets and the increasing rate environment; however, based on our current pipeline and record level of loan pre-qualifications, we believe that future purchase activity from increased turnover and the addition of new housing stock in our markets will more than offset lower refinance activity stemming from the rising interest rate environment, resulting in mortgage banking activity income growth in future periods.”

Balance Sheet

As of March 31, 2018, total assets were $3.29 billion, up $7.2 million, or 0.2 percent, from December 31, 2017. Interest-earning deposit balances increased $18.9 million, while total loans decreased $7.3 million over the same time period. During the twelve months ended March 31, 2018, total loans were up nearly $110 million, or 4.5 percent. Approximately $111 million in commercial term loans to new and existing borrowers were originated during the first quarter of 2018, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of March 31, 2018, unfunded commitments on commercial construction and development loans totaled approximately $133 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted, “We are pleased with the volume of new commercial term loan originations during the first quarter of 2018, which were comparable to the level of quarterly originations over the past several years. The commercial loan portfolio declined slightly during the first quarter, primarily reflecting an abnormally high level of payoffs; approximately $21 million in watch list credits paid off, along with about $21 million in loans in which the borrowers sold the underlying collateral or the businesses. We once again reported growth in our residential mortgage portfolio, reflecting the continuing success of strategic initiatives that were designed to increase our market presence. In light of our current loan pipelines, we believe that the commercial and residential portfolios will expand in future periods.”

As of March 31, 2018, commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 58 percent of total commercial loans, while non-owner occupied CRE loans equaled about 36 percent of total commercial loans.

Total deposits at March 31, 2018 were $2.54 billion, up $17.7 million and $262 million from December 31, 2017 and March 31, 2017, respectively; local deposits were up $17.9 million and $205 million during the respective time periods. The growth in local deposits was mainly driven by new commercial loan relationships and the success of various deposit account initiatives. Wholesale funds were $322 million, or approximately 11 percent of total funds, as of March 31, 2018, compared to $323 million and $250 million as of December 31, 2017 and March 31, 2017, respectively.

Asset Quality

Nonperforming assets at March 31, 2018 were $8.1 million, or 0.3 percent of total assets, compared to $9.4 million, or 0.3 percent of total assets, at December 31, 2017, and $7.8 million, or 0.3 percent of total assets, at March 31, 2017. Bank-owned parcels of real estate, which are no longer being used or being considered for use as bank facilities, represented approximately 26 percent of total nonperforming assets as of March 31, 2018; the parcels of real estate are expected to be sold within the next two quarters. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume.

Net loan recoveries were $0.5 million during the first quarter of 2018, or an annualized negative 0.08 percent of average loans, compared with net loan charge-offs of $0.3 million, or an annualized 0.05 percent of average loans, in both the linked quarter and prior-year first quarter.

Capital Position

Shareholders’ equity totaled $368 million as of March 31, 2018, an increase of $2.5 million from year-end 2017. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.9 percent as of March 31, 2018, compared to 12.6 percent at December 31, 2017. At March 31, 2018, the Bank had approximately $86 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,598,466 total shares outstanding at March 31, 2018.

No shares were repurchased during the first quarter of 2018 as part of the $20 million stock repurchase program that was announced in January of 2015. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded, “We are well-positioned to further enrich shareholder value and meet growth goals in light of our ongoing financial strength. Our sustained cash dividend program and associated competitive dividend yield demonstrate our commitment to increasing shareholder value. As reflected by new commercial term loan originations and growth in residential mortgage loans and deposits, our focus on building and developing value-added relationships continues to successfully attract new clients as well as retain existing customers. We are excited about Mercantile’s future and are confident that the strong financial results achieved during the first quarter of 2018 will continue in the current year and beyond.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.2 billion and operates 47 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2018	2017	2017

ASSETS
Cash and due from banks	$47,278,000	$55,127,000	$40,313,000
Interest-earning deposits	163,879,000	144,974,000	12,663,000
Total cash and cash equivalents	211,157,000	200,101,000	52,976,000

Securities available for sale	336,988,000	335,744,000	332,441,000
Federal Home Loan Bank stock	11,036,000	11,036,000	9,236,000

Loans	2,551,204,000	2,558,552,000	2,441,314,000
Allowance for loan losses	(19,974,000)	(19,501,000)	(18,276,000)
Loans, net	2,531,230,000	2,539,051,000	2,423,038,000

Premises and equipment, net	46,300,000	46,034,000	45,848,000
Bank owned life insurance	69,010,000	68,689,000	66,211,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	7,044,000	7,600,000	9,321,000
Other assets	31,662,000	28,976,000	30,375,000

Total assets	$3,293,900,000	$3,286,704,000	$3,018,919,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$830,187,000	$866,380,000	$757,706,000
Interest-bearing	1,709,866,000	1,655,985,000	1,520,310,000
Total deposits	2,540,053,000	2,522,365,000	2,278,016,000

Securities sold under agreements to repurchase	104,894,000	118,748,000	126,679,000
Federal Home Loan Bank advances	220,000,000	220,000,000	205,000,000
Subordinated debentures	45,688,000	45,517,000	45,006,000
Accrued interest and other liabilities	14,925,000	14,204,000	16,168,000
Total liabilities	2,925,560,000	2,920,834,000	2,670,869,000

SHAREHOLDERS' EQUITY
Common stock	310,601,000	309,772,000	307,371,000
Retained earnings	68,283,000	61,001,000	45,596,000
Accumulated other comprehensive income/(loss)	(10,544,000)	(4,903,000)	(4,917,000)
Total shareholders' equity	368,340,000	365,870,000	348,050,000

Total liabilities and shareholders' equity	$3,293,900,000	$3,286,704,000	$3,018,919,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2018	March 31, 2017

INTEREST INCOME
Loans, including fees	$32,315,000	$26,733,000
Investment securities	2,196,000	1,828,000
Other interest-earning assets	470,000	143,000
Total interest income	34,981,000	28,704,000

INTEREST EXPENSE
Deposits	3,085,000	1,868,000
Short-term borrowings	57,000	51,000
Federal Home Loan Bank advances	945,000	655,000
Other borrowed money	695,000	621,000
Total interest expense	4,782,000	3,195,000

Net interest income	30,199,000	25,509,000

Provision for loan losses	0	600,000

Net interest income after provision for loan losses	30,199,000	24,909,000

NONINTEREST INCOME
Service charges on accounts	1,053,000	1,018,000
Credit and debit card income	1,243,000	1,106,000
Mortgage banking income	884,000	1,123,000
Earnings on bank owned life insurance	331,000	1,738,000
Other income	870,000	866,000
Total noninterest income	4,381,000	5,851,000

NONINTEREST EXPENSE
Salaries and benefits	12,337,000	11,272,000
Occupancy	1,772,000	1,554,000
Furniture and equipment	548,000	535,000
Data processing costs	2,128,000	2,011,000
Other expense	4,362,000	4,404,000
Total noninterest expense	21,147,000	19,776,000

Income before federal income tax expense	13,433,000	10,984,000

Federal income tax expense	2,552,000	3,369,000

Net Income	$10,881,000	$7,615,000

Basic earnings per share	$0.66	$0.46
Diluted earnings per share	$0.66	$0.46

Average basic shares outstanding	16,595,115	16,434,647
Average diluted shares outstanding	16,604,325	16,449,210

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2018	2017	2017	2017	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$30,199	28,402	28,644	27,193	25,509
Provision for loan losses	$0	600	1,000	750	600
Noninterest income	$4,381	4,503	4,605	4,042	5,851
Noninterest expense	$21,147	19,848	20,210	19,882	19,776
Net income before federal income tax expense	$13,433	12,457	12,039	10,603	10,984
Net income	$10,881	7,979	8,337	7,343	7,615
Basic earnings per share	$0.66	0.48	0.51	0.45	0.46
Diluted earnings per share	$0.66	0.48	0.51	0.45	0.46
Average basic shares outstanding	16,595,115	16,525,625	16,483,492	16,471,060	16,434,647
Average diluted shares outstanding	16,604,325	16,536,225	16,494,540	16,485,356	16,449,210

PERFORMANCE RATIOS
Return on average assets	1.36%	0.97%	1.03%	0.96%	1.02%
Return on average equity	12.07%	8.70%	9.21%	8.39%	8.99%
Net interest margin (fully tax-equivalent)	4.06%	3.76%	3.83%	3.85%	3.73%
Efficiency ratio	61.15%	60.32%	60.78%	63.65%	63.06%
Full-time equivalent employees	640	641	634	643	617

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.14%	4.76%	4.81%	4.69%	4.54%
Yield on securities	2.61%	2.60%	2.50%	2.44%	2.35%
Yield on other interest-earning assets	1.52%	1.29%	1.28%	0.99%	0.81%
Yield on total earning assets	4.70%	4.35%	4.41%	4.37%	4.20%
Yield on total assets	4.37%	4.04%	4.10%	4.05%	3.88%
Cost of deposits	0.50%	0.45%	0.43%	0.35%	0.33%
Cost of borrowed funds	1.83%	1.74%	1.75%	1.69%	1.53%
Cost of interest-bearing liabilities	0.94%	0.88%	0.85%	0.77%	0.68%
Cost of funds (total earning assets)	0.64%	0.59%	0.58%	0.52%	0.47%
Cost of funds (total assets)	0.60%	0.55%	0.54%	0.48%	0.43%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$2,271	683	1,757	1,336	832
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$556	556	556	609	636

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$40,937	62,526	61,962	60,371	38,365
Purchase mortgage loans originated	$25,137	33,958	41,254	39,115	21,523
Refinance mortgage loans originated	$15,800	28,568	20,708	21,256	16,842
Total mortgage loans sold	$19,813	26,254	33,858	29,371	18,463
Net gain on sale of mortgage loans	$729	1,051	1,131	1,012	732

CAPITAL
Tangible equity to tangible assets	9.63%	9.56%	9.54%	9.70%	9.77%
Tier 1 leverage capital ratio	11.50%	11.24%	11.18%	11.49%	11.53%
Common equity risk-based capital ratio	11.04%	10.71%	10.54%	10.65%	10.83%
Tier 1 risk-based capital ratio	12.52%	12.19%	12.01%	12.15%	12.39%
Total risk-based capital ratio	13.20%	12.85%	12.66%	12.79%	13.05%
Tier 1 capital	$367,546	359,047	354,087	347,754	341,708
Tier 1 plus tier 2 capital	$387,520	378,548	373,280	366,048	359,984
Total risk-weighted assets	$2,935,367	2,946,527	2,949,011	2,861,605	2,757,616
Book value per common share	$22.19	22.05	21.99	21.69	21.13
Tangible book value per common share	$18.79	18.61	18.49	18.16	17.56
Cash dividend per common share	$0.22	0.19	0.19	0.18	0.18

ASSET QUALITY
Gross loan charge-offs	$654	920	709	1,150	456
Recoveries	$1,127	628	607	419	171
Net loan charge-offs (recoveries)	$(473)	292	102	731	285
Net loan charge-offs (recoveries) to average loans	(0.08% )	0.05%	0.02%	0.12%	0.05%
Allowance for loan losses	$19,974	19,501	19,193	18,295	18,276
Allowance to originated loans	0.87%	0.88%	0.88%	0.86%	0.92%
Nonperforming loans	$5,742	7,143	8,231	6,450	7,292
Other real estate/repossessed assets	$2,384	2,260	2,327	789	495
Nonperforming loans to total loans	0.23%	0.28%	0.32%	0.26%	0.30%
Nonperforming assets to total assets	0.25%	0.29%	0.32%	0.23%	0.26%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied / rental	$3,571	3,574	3,648	3,367	2,972
Commercial real estate:
Land development	$0	35	50	65	80
Construction	$0	0	0	0	0
Owner occupied	$3,913	4,272	4,627	1,313	1,221
Non-owner occupied	$0	36	84	400	421
Non-real estate:
Commercial assets	$620	1,444	2,126	2,081	3,076
Consumer assets	$22	42	23	13	17
Total nonperforming assets	$8,126	9,403	10,558	7,239	7,787

NONPERFORMING ASSETS - RECON
Beginning balance	$9,403	10,558	7,239	7,787	6,408
Additions - originated loans & former branches	$1,426	402	4,789	1,774	2,987
Merger-related activity	$29	0	210	16	0
Return to performing status	$(175)	0	(120)	0	(113)
Principal payments	$(1,557)	(688)	(1,089)	(1,168)	(1,289)
Sale proceeds	$(299)	(101)	(373)	(147)	(56)
Loan charge-offs	$(597)	(754)	(91)	(953)	(135)
Valuation write-downs	$(104)	(14)	(7)	(70)	(15)
Ending balance	$8,126	9,403	10,558	7,239	7,787

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$739,805	753,764	776,562	780,816	757,219
Land development & construction	$31,437	29,872	28,575	29,027	31,924
Owner occupied comm'l R/E	$531,152	526,327	485,347	491,633	452,382
Non-owner occupied comm'l R/E	$794,206	791,685	805,167	783,036	768,565
Multi-family & residential rental	$96,428	101,918	119,170	114,081	113,257
Total commercial	$2,193,028	2,203,566	2,214,821	2,198,593	2,123,347
Retail:
1-4 family mortgages	$264,996	254,560	236,075	220,697	205,850
Home equity & other consumer	$93,180	100,426	103,376	107,991	112,117
Total retail	$358,176	354,986	339,451	328,688	317,967
Total loans	$2,551,204	2,558,552	2,554,272	2,527,281	2,441,314

END OF PERIOD BALANCES
Loans	$2,551,204	2,558,552	2,554,272	2,527,281	2,441,314
Securities	$348,024	346,780	341,126	333,294	341,677
Other interest-earning assets	$163,879	144,974	123,110	48,762	12,663
Total earning assets (before allowance)	$3,063,107	3,050,306	3,018,508	2,909,337	2,795,654
Total assets	$3,293,900	3,286,704	3,254,655	3,143,336	3,018,919
Noninterest-bearing deposits	$830,187	866,380	826,038	800,718	757,706
Interest-bearing deposits	$1,709,866	1,655,985	1,663,005	1,570,003	1,520,310
Total deposits	$2,540,053	2,522,365	2,489,043	2,370,721	2,278,016
Total borrowed funds	$373,824	387,468	390,868	404,370	380,009
Total interest-bearing liabilities	$2,083,690	2,043,453	2,053,873	1,974,373	1,900,319
Shareholders' equity	$368,340	365,870	362,546	357,499	348,050

AVERAGE BALANCES
Loans	$2,552,070	2,534,729	2,534,364	2,472,489	2,390,030
Securities	$348,431	346,318	339,125	338,045	339,537
Other interest-earning assets	$123,633	138,095	116,851	46,250	61,376
Total earning assets (before allowance)	$3,024,134	3,019,142	2,990,340	2,856,784	2,790,943
Total assets	$3,249,794	3,248,828	3,220,053	3,081,542	3,016,871
Noninterest-bearing deposits	$805,214	849,751	805,650	785,705	766,031
Interest-bearing deposits	$1,690,135	1,635,727	1,648,235	1,531,399	1,542,078
Total deposits	$2,495,349	2,485,478	2,453,885	2,317,104	2,308,109
Total borrowed funds	$376,890	384,168	393,910	400,508	352,614
Total interest-bearing liabilities	$2,067,025	2,019,895	2,042,145	1,931,907	1,894,692
Shareholders' equity	$365,521	363,823	359,131	351,216	343,344